Exhibit 4.6

AGREEMENT RELEASING BELLSOUTH AND BELLSOUTH INVESTMENT FROM  THE KPN MOBILE N.V. SHAREHOLDERS' AGREEMENT

This agreement is executed this 30th day of January, 2002.

WHEREAS:

A.
NTT DoCoMo, Inc. (“DoCoMo”), Koninklijke KPN N.V. (“KPN”), KPN Mobile N.V. (“KPN Mobile”), BellSouth Corporation (“BellSouth”) and German Mobilfunk Investments Inc. (“BellSouth Investment”) are all of the parties to a Shareholders’ Agreement relating to KPN Mobile dated 12 July, 2000 (the “Shareholders’ Agreement”);

B.
DoCoMo, KPN, KPN Mobile, BellSouth, BellSouth Investment and DCM Capital NL (UK) Limited (“DCM Capital”) are all of the parties to a Deed of Adherence dated 2 August 2000 (together with the Shareholders Agreement, the “Relevant Agreements”) under which DCM Capital acceded to the Shareholders Agreement.

C.
Although BellSouth and BellSouth Investment have never owned shares in KPN Mobile, BellSouth Investment has certain rights to acquire shares in KPN Mobile in exchange for BellSouth Investment's indirect interest in E-Plus Mobilfunk GmbH & Co KG (the “Mobile Exchange Right”);

D.
KPN, KPN Mobile, BellSouth and BellSouth Investment are contemporaneously herewith entering into an exchange agreement (the “Exchange Agreement”) under which BellSouth Investment is exercising its rights to exchange its indirect interest in E-Plus Mobilfunk GmbH & Co. KG (“E-Plus”) for shares in KPN (the “Royal Exchange”);

E.
Upon completion of Closing (as defined in the Exchange Agreement) of the Royal Exchange, the Mobile Exchange Right will terminate and be of no further force and effect and neither BellSouth nor BellSouth Investment will have any further right to acquire shares in KPN Mobile;

F.
Accordingly, with effect from completion of Closing, BellSouth and BellSouth Investment should no longer be parties to the Relevant Agreements and all their rights and obligations thereunder should be terminated.

IT IS AGREED AS FOLLOWS:

1.
As of and subject to completion of Closing BellSouth and BellSouth Investment shall cease to be parties to the Relevant Agreements, provided that (i) as between DoCoMo, DCM Capital, BellSouth and BellSouth Investment the provisions of clauses 1 (other than subclause 5), 10 and 16 of the Shareholders’ Agreement shall continue to apply, (ii) notwithstanding the terms thereof (but, for the avoidance of doubt, without prejudice to (i) above), the provisions of clause 14(10) of the Shareholders’ Agreement shall not apply to BellSouth and BellSouth Investment, and (iii) any dispute under this agreement shall be resolved by arbitration under clause 8 hereof, which incorporates by reference certain provisions of the Shareholders’ Agreement.

2.
As of and subject to completion of Closing, BellSouth and BellSouth Investment waive all rights under the Relevant Agreements, other than as between DoCoMo, DCM Capital, BellSouth and BellSouth Investment under clause 10 of the Shareholders’ Agreement as to each other’s Confidential Information, including such rights (other than under clause 10) as may have arisen prior to completion of Closing.

3.
As of and subject to completion of Closing, BellSouth and BellSouth Investment release KPN, KPN Mobile, DoCoMo and DCM Capital from all their respective obligations to BellSouth and BellSouth Investment under the Relevant Agreements, other than as between DoCoMo, DCM Capital, BellSouth and BellSouth Investment under clause 10 of the Shareholders’ Agreement as to each other’s Confidential Information, including such obligations (other than under clause 10) as may have arisen prior to completion of Closing.

4.
As of and subject to completion of Closing, KPN, KPN Mobile, DoCoMo and DCM Capital release BellSouth and BellSouth Investment from all their respective obligations under the Relevant Agreements, other than as between DoCoMo, DCM Capital, BellSouth and BellSouth Investment under clause 10 of the Shareholders’ Agreement as to each other’s Confidential Information, including such obligations (other than under clause 10) as may have arisen prior to completion of Closing.

5.
As of and subject to completion of Closing, KPN, KPN Mobile, DoCoMo and DCM Capital waive all rights in relation to BellSouth and BellSouth Investment under the Relevant Agreements, other than as between DoCoMo, DCM Capital, BellSouth and BellSouth Investment under clause 10 of the Shareholders’ Agreement as to each other’s Confidential Information, including such rights (other than under clause 10) as may have arisen prior to completion of Closing.

6.	For the avoidance of doubt, it is recorded that after completion of Closing the Relevant Agreements shall continue as between KPN, KPN Mobile, DoCoMo and DCM Capital.

7.
DoCoMo enters into this agreement for itself and on behalf of DCM Capital. DoCoMo warrants that this agreement will be (a) binding upon DCM Capital and (b) enforceable against DCM Capital in accordance with its terms.

8.
This agreement shall be governed and construed in accordance with the laws of the Netherlands. Any disputes between any of the parties hereto with respect to the validity, intent, interpretation, performance, enforcement or arbitrability of any of the terms and conditions contained in this agreement or any claim arising out of or in connection with this agreement shall be finally settled by arbitration in accordance with clauses 16(3) to 16(10) of the Shareholders’ Agreement, which clauses are incorporated herein by reference.

9.
This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first mentioned above.

for and on behalf of
NTT DoCoMo, Inc.
By: Keiji Tachikawa

for and on behalf of
Koninklijke KPN N.V.
By: Maarten Henderson

for and on behalf of
KPN Mobile N.V.
By: Maarten Henderson

for and on behalf of
German Mobilfunk Investments, Inc.
By: Joerg Baldauf

for and on behalf of
BellSouth Corporation
By: Joerg Baldauf

2